Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form F-3 of our report dated April 22, 2004 relating to the financial statements and financial statement schedule of Satyam Computer Services Limited, which appears in such Registration Statement. We also consent to the references to us under the headings “Experts” in such Registration Statement.

/s/ Price Waterhouse
Hyderabad, India

February 24, 2005